A BETTER APPROACH TO DRUG DEVELOPMENT FOR LIVER DISEASES February 202 1 | INVESTOR PRESENTATION smart drug smart technology smart development Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated February 12 , 2021

2 This presentation may contain forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 . Such forward - looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” believe,” “estimate” and “continue” or similar words . You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward - looking information . Such statements are only predictions and our actual results may differ materially from those anticipated in these forward - looking statements . We believe that it is important to communicate future expectations to investors . However, there may be events in the future that we are not able to accurately predict or control . Factors that may cause such differences include, but are not limited to, those discussed under Risk Factors in our periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate safety and efficacy in larger - scale clinical trials, the risk that we will not obtain approval to market our products, risks associated with delays, increased costs and funding shortages caused by the COVID - 19 pandemic ; the risks associated with dependence upon key personnel and the need for additional financing . We do not assume any obligation to update forward - looking statements as circumstances change . This free writing prospectus relates to an offering by the Company pursuant to a "shelf" registration statement on Form S - 3 (File No . 333 - 229534 ) filed with the Securities and Exchange Commission (SEC) and declared effective on February 19 , 2019 and the accompanying prospectus contained therein . The offering is being made only by means of a prospectus, including a prospectus supplement , forming a part of the effective registration statement . A preliminary prospectus supplement and the accompanying prospectus relating to this offering were filed with the SEC and are available on the SEC's website at www . sec . gov . Electronic copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, and the final prospectus supplement and the accompanying prospectus relating to this offering when filed, may also be obtained by contacting ThinkEquity , a division of Fordham Financial Management, Inc . , 17 State Street, 22 nd Floor, New York, New York 10004 , Telephone : (877) 436 - 3673 ; Email : prospectus@think - equity . com . This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful . Any offer, if at all, will be made only by means of the prospectus forming a part of the effective registration statement . FORWARD - LOOKING STATEMENTS 2

THE NEED AND OPPORTUNITY IN NASH DRUG DEVELOPMENT

NASH is a Healthcare Crisis

- NASH leads to cirrhosis, liver cancer (HCC), end stage liver disease, and death
- Soon to be lead reason for liver transplantation
- Large cost to healthcare system

No drugs are approved for treating NASH

NAFLD
non-alcoholic fatty liver disease

- "Fatty liver" disease associated with obesity, diabetes, hypertension, etc.
- Approx. 25% of global population (up to 100 million in U.S.)

NASH
non-alcoholic steatohepatitis

- A more severe form of NAFLD, with inflammation and liver scarring (fibrosis)
- 1.5 – 6.5% globally (up to 17 million in U.S.)

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4 THE CHALLENGES OF NASH DRUG DEVELOPMENT Regulatory agencies require regression of several indices of liver disease by histological analysis: • Fatty deposits, cell death, inflammation and/or liver scarring ( fibrosis) Most study outcomes have been disappointing: • High placebo responses • Low responses from most candidate drugs • S everal drug candidates discontinued 0 20 40 60 80 100 Semaglutide Lanifibranor Efruxifermin MSDC-0602K Seledelpar Resmetirom Aldefermin Elafibranor Aramchol Cenicriviroc Obeticholic acid Selonsertib Simtuzamab Simtuzamab Placebo Low dose Medium dose High dose % Responders NASH Resolution 14% 27% 0 20 40 60 80 100 Semaglutide Aldefermin Seledelpar Efruxifermin Lanifibranor Aramchol Resmetirom Elafibranor Belapectin Obeticholic acid Firso + Cilo Cenicriviroc Sel'ib + Cilo Simtuzamab Sel'ib + Firso Simtuzamab Firsocostat Cilofexor Selonsertib Placebo Low dose Medium dose High dose % Responders Fibrosis Improvement 16%24% New approaches to developing NASH therapeutics are needed 4

5 HEPION’S APPROACH SMART S TRATEGY #1 NAFLD: A multi system disease by Pablo Echeverria 5 toxic lipids cell death liver cancer inflammation fibrosis

6 HEPION’S APPROACH Most NASH drug candidates are agonists that amplify homeostatic processes to help regress disease PPAR agonist s FGF agonists 6 SMART S TRATEGY #2 FXR agonists GLP - 1 agonists THRβ agonists Cyclophilin inhibitors reduce harmful processes that drive disease progression

7 AI - POWR Œ NEURAL NETWORK MACHINE LEARNING BIG DATA DEEP LEARNING MULTI - OMICS NASH HEPION’S APPROACH ▪ Understand disease mechanisms ▪ Identify biomarkers ▪ Track disease progression and regression ▪ Predict drug responders ▪ Precision medicine 7 SMART S TRATEGY #3

8 IND 1376787 IND 142904 IND 151344 PIPELINE Program Pre - Clinical Phase 1 * Phase 2 Phase 3 NDA Submission NASH COVID - 19 Will proceed if externally funded HBV Open to partnerships * Separate Phase 1 programs were not conducted for each separate indication. The Phase 1 program was comprised of Single and Mu lti ple Ascending Doses, and a Drug - Drug Interaction study. Projected NDA filing 2025/26 8

GENESIS OF CRV431

Theory	Prediction and Experimentation	Findings
Modifying Cyclosporine A can greatly change its binding and functional properties	Modifications that increase calcineurin binding and immunosuppression (voclosporin) Modifications that decrease calcineurin binding and immunosuppression, and increase cyclophilin binding and inhibition (CRV431)	Inhibition of each cyclophilin isoform produces distinct therapeutic effects
Cyclosporine A  Nearly 40 years of clinical use as immunosuppressive drug for organ transplantation and autoimmune diseases	**Voclosporin** Aurinia Pharma  Modifications increase affinity for calcineurin and **increase immunosuppression potency** **CRV431**  Modifications increase affinity for cyclophilins (13-fold) and **eliminate immunosuppression**	 CRV431 binds potently (Ki≈1 nM) to around 10 of 17 cyclophilin isoforms in the human body

Why Target Cyclophilins?

Cyclophilins shown to play deleterious roles in:

Viral Hepatitis • Cancers • Acute And Chronic Lung Injury • Myocardial Infarction • Stroke • Arthritis • Atherosclerosis • Thrombosis • Aortic Aneurysm • Coronary Artery Disease • Pulmonary Arterial Hypertension • ALS • Alzheimers Disease • Multiple Sclerosis • Muscular Dystrophies • Traumatic CNS Injury

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MULTIPLE THERAPEUTIC ACTIONS
THROUGH CYCLOPHILIN INHIBITION



CRV431
Pan-Cyclophilin Inhibitor
(Ki ≈ 1 nM)

Cyclophilin A
(cytosol and secreted)

Secreted from injured cells and acts as proinflammatory cytokine by binding to CD147

Cyclophilin B
(endoplasmic reticulum)

Promotes fibrotic scarring by controlling collagen production

Cyclophilin D
(mitochondria)

Regulates mitochondrial metabolism

Promotes mitochondrial pore opening leading to mitochondrial and necrotic cell death



CD147 pro-inflammatory receptors
Cyp A
INFLAMMATION
Procollagen
Cyp B
FIBROTIC SCARRING
Mitochondrial pores (mPT)
Cyp D
NECROTIC CELL DEATH

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ANTIFIBROTIC AND OTHER
PRECLINICAL ACTIVITIES

Human Cell Cultures		CRV431 Effects
Hepatic stellate cells, fibroblasts (multiple organs)	TGFβ or endogenous stimulation	▼fibrotic gene expression ▼procollagen and fibronectin secretion
Blood platelets	Collagen and thrombin stimulation	▼procoagulant platelet formation

Human Tissue Explants (Precision Cut Slice Cultures)		CRV431 Effects
Liver explants (4 donors)	TGFβ+PDGF-BB or endogenous stimulation	▼ inflammatory/fibrotic gene expression ▼ inflammatory/fibrotic protein secretion ▼ tissue fibrosis
IPF lung explants (1 donor)	Endogenous stimulation	

Animal Models		CRV431 Effects
Mice (NASH)	Western diet + carbon tetrachloride	82%▼ fibrosis; ▼weight gain
Mice (NASH)	High fat diet + early STZ (4 studies)	37-57%▼fibrosis; ▼weight gain; 50%▼liver tumors
Mice (liver fibrosis)	Carbon tetrachloride	44%▼ fibrosis
Mice (kidney fibrosis)	Unilateral ureter obstruction	42%▼ fibrosis
Rats (liver fibrosis)	Thioacetamide	48%▼ fibrosis; prevented cirrhosis
Mice (acute lung injury)	Lipopolysaccharide inhalation	▼BAL fluid inflammatory cytokines, neutrophils
Mice (diabetes)	High fat diet + late STZ	▼adiposity; ▼weight gain

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12 IN - HOUSE ARTIFICIAL INTELLIGENCE PROGRAM ▪ Multi - omics analyses – 25,000 data points per patient ▪ Identify biomarkers that predict response to CRV431 ▪ Optimize and de - risk clinical trials through patient matching to CRV431 – precision medicine 12

AI-POWR™ ILLUSTRATIONS

Gene Expression Analysis

NASH is heterogenous disease, underpinned by complex biochemical and pathological processes.



low expression
high expression
INDIVIDUAL PATIENTS
1
2
3
4
5
6
PLACEBO
DRUG
INDIVIDUAL GENES



Non-Responders
Responders

Cluster By Response

- Learn response rates for treatment and placebo
- Identify patterns predicting response
- Select patients (trial enrichment)

AI: Trained Neural Nets



Output Layer
Input Layer

- Clinical Outcomes
- Biomarkers/Patients
- Optimize & Test

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NASH CLINICAL PROGRAM Phase 1 completed Phase 2b in planning – starting Q3 2021 Phase 2a ongoing – completion Q2 2021 14

PHASE 1
HEALTHY SUBJECTS - SAFETY, TOLERABILITY AND PK

Single Ascending Dose (SAD)

- ✓ N = 32 (24 CRV431; 8 Placebo)
- ✓ Doses: 75 mg, 225 mg, 375mg, 525 mg (single doses)
- ✓ Drug Exposure is in the range in which efficacy was demonstrated in pre-clinical models
- ✓ Pharmacokinetics are first order and support once daily dosing
- ✓ No SAE's, Mild AE's, No dose response in AE's or changes in clinical labs
- ✓ No changes in vital signs or ECG

Multiple Ascending Dose (MAD)

- ✓ N = 25 (All CRV431)
- ✓ Doses: 75 mg, 150 mg, 225 mg, 300 mg, 375 mg QD x 28 Days
- ✓ Drug Exposure starting at 75 mg QD is in the range in which efficacy was demonstrated in pre-clinical models
- ✓ Pharmacokinetics are first order and support once daily dosing
- ✓ No SAE's, Mild AE's, No dose response in AE's or changes in clinical labs
- ✓ No changes in vital signs or ECG
- ✓ Data supported initiation of Phase 2a NASH Trial

Drug-Drug Interaction (DDI)

- ✓ N= 18
- ✓ Single CRV431 Drug Interaction Study with tenofovir

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16 PHASE 2A NASH SUBJECTS - SAFETY, TOLERABILITY AND PK ▪ Safety and tolerability of once daily ( qd ) 75 mg and 225 mg doses of CRV431 in presumed NASH fibrosis stage 2 (F2)/fibrosis stage 3 (F3) patients compared to placebo control for 28 days ▪ Exploratory biomarkers of fibrosis and lipid metabolism: collagens, matrix metalloproteinases, lipidomics , and genomics ▪ Multi - omic /trait data analysis by AI - POWR F2/F3 NASH Patients (n=36) Multivariate multi - omics - trait AI - analysis to elucidate CRV431 activity biomarkers in F2/F3 NASH for Phase 2b Patient/Biomarker Selection ▪ Multi - center (10 Sites), single - blind, placebo - controlled study ▪ Univariate Endpoints: AST, Pro - C3, ELF Score, Fibroscan OBJECTIVES STUDY DESIGN 16

PHASE 2B
NASH SUBJECTS - EFFICACY

OBJECTIVES

- Efficacy of once daily (qd) 75 mg and 225 mg doses of CRV431 in biopsy proven NASH F2 and F3 patients compared to placebo over 6 months of dosing
- 1-point reduction in fibrosis score in liver biopsies (pathologist and AI read)
- AI-POWR™ identification of biomarkers of CRV431 response from multi-omics, clinical labs, and other trait data

STUDY DESIGN

- Multi-Center (28 US Sites), triple-blind, placebo-controlled (2:1), study
- Liver biopsies, MRE scans, Fibroscan, ALT, AST, Pro-C3, ELF-Score, fibrosis biomarkers, lipidomics, genomics, proteomics

F2/F3 NASH Patients (n=300)

Cohort*	Fibrosis Stage	N	6 Months	3 Month
A	F2/F3	100	CRV431 75 mg	
B		50	Placebo	Observation/Follow-up
C	F2/F3	100	CRV431 225 mg	
D		50	Placebo	

*randomized assignment; 2:1 – CRV431:placebo

Multivariate multi-omics-trait AI-™ analysis to update CRV431 activity biomarkers in F2/F3 NASH for Phase 3 Patient/Biomarker Selection

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18 2021 ANTICIPATED EVENTS Complete Ongoing Phase 2a NASH program by Q1 - Q2, 2021 Complete long - term animal toxicology (Q2, 2021) Continue to optimize and scale - up chemistry and manufacturing Complete additional clinical Drug - Drug Interaction study (Q2, 2021) Prepare for NASH Phase 2b (to start mid - 2021) using AI - POWR Œ strategies 18 CRV431 Continue to refine and extend AI - POWR Œ for NASH and possible other indications Continue to develop IP for additional indications and business development strategies AI - POWR Œ

19 HIGHLIGHTS STATUS, EXPERIENCE, RESOURCES ▪ Oral, once - daily, multi - modal drug candidate – CRV431 ▪ Clinical Phase 2a NASH trial in progress ▪ Clinical Phase 2b NASH trial planned for Q2/3 2021 start ▪ Strong safety/tolerability profile in preclinical and Phase 1 ▪ Anti - fibrotic, anti - inflammatory, cytoprotective, anti - viral, anti - cancer, and metabolic regulation - all by cyclophilin inhibition (MOA) ▪ Artificial Intelligence Platform ( AI - POWR Ρ ) ▪ ~30 years experience in cyclophilin inhibitor development ▪ Core team discovered and developed voclosporin for transplantation and autoimmune disease (FDA approved Jan 2021) ▪ Robust IP (including US, Europe, Australia, Canada, China, Japan, Korea) $13.7 million as of 9/30/20 11/30/20, raised $34.5 million gross proceeds through issuance of 23 million common shares in a public offering CASH TWO VALUE DRIVERS A Therapy for NASH with indications for several other conditions AI - Driven, Bioinformatic Platform 19

20 CAPITALIZATION TABLE PRE - OFFERING – As of 9/30/2020 20 Shares of Common Stock Outstanding 32,025,153 Series A Convertible Preferred Stock 1 $855,810 Series C Convertible Preferred Stock 2 $1,817,000 Warrants (WAEP $19.35) 2,536,566 Options (WAEP $5.96) 2,464,771 1 Aggregate liquidation value. The Series A Convertible Preferred is convertible into 3,184 shares of common stock. Each share of Series A Convertible Preferred is convertible into that number of shares of common stock determined by dividing $10 (the stated value of such share) by $268.80. The Series A Convertible Preferred has no dividend rate. 2 Aggregate liquidation value. The Series C Convertible Preferred is convertible into 16,747 shares of common stock. Each share of Series C Convertible Preferred is convertible into that number of shares of common stock determined by dividing $1000 (the stated value of such share) by $108.50. The Series C Convertible Preferred has no dividend rate.

CONTACT US Hepion Pharmaceuticals Inc. 399 Thornall Street, First Floor Edison, New Jersey, USA, 08837 Email: rfoster@hepionpharma.com www.hepionpharma.com